SECURITIES EXCHANGE AGREEMENT

dated effective as of April 13, 2015

by and among

ROYAL ENERGY RESOURCES, INC.

and

WASTECH, INC.

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SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”), dated effective as of April 13, 2015 (the “Effective Date”), is entered into by and among Wastech, Inc., an Oklahoma corporation (“Wastech”), and Royal Energy Resources, Inc., a Delaware corporation (“Royal”). Certain capitalized terms used in this Agreement are defined in Section 7.3 hereof.

W I T N E S S E T H:

WHEREAS, as of the Effective Date, there were 1,000 issued and outstanding membership units of Blaze Minerals, LLC, a West Virginia limited liability company (the “Subsidiary”), all of which units (the “Subsidiary Units”) are beneficially owned by Wastech;

WHEREAS, the Subsidiary sole assets consist of 40,976 net acres of coal and coalbed methane, located across 22 counties in West Virginia (the “Mineral Rights”);

WHEREAS, Royal proposes to acquire all of the Subsidiary Units in exchange for the issuance of shares of its common stock, $0.00001 par value, with an aggregate market value of $26,634,400, based on $650 per acre of Mineral Rights (the “Exchange”);

WHEREAS, the Subsidiary has previously leased the coalbed methane rights to a predecessor in interest to CONSOL Energy, Inc. from 2008 until 2013, and current operations consist of the receipt of royalties as a result of wells drilled by CONSOL during the leasehold (the “Lease”);

WHEREAS, the Mineral Rights were independently evaluated in 2010 and were estimated to contain approximately 523,000,000 tons of in-place coal reserves, valued at $130,000,000, and in 2014 were re-evaluated with updated mapping to contain 889,720,000 tons of in-place coal reserves (the “Reserve Reports”); and

WHEREAS, the Boards of Directors of Royal and Wastech have determined that it is desirable to effect a plan of reorganization pursuant to 26 U.S.C. §368(a)(1)(B).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I
ISSUANCE AND EXCHANGE OF SECURITIES

1.1 Issuance and Exchange. At the Closing (as defined in Section 2.1 below), to be held in accordance with the provisions of Article II below and subject to the terms and agreements set forth herein, Royal shall issue to Wastech shares of Royal common stock, $0.00001 par value (the “Royal Stock”), with a market value on the date of Closing equal to $26,634,400, based upon a purchase per acre of $650 times 40,976 net acres, provided, however, that in no event shall the number of shares of Royal Stock issuable for the Subsidiary be less than 2,074,493 shares.

ARTICLE II

CLOSING

2.1 Closing. The consummation of the Exchange by Royal and Wastech (the “Closing”) shall occur at a time and place selected by Royal, subject to the satisfaction or waiver of all of the conditions to Closing, or at such other place as the parties may agree upon, but in no event later than April 19, 2015.

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2.2 Deliveries.

(a)	Royal shall deliver, the certificate(s) for the shares of Royal Stock being exchanged, it being understood that the certificates will be prepared by Royal’s transfer agent and delivered to Wastech;

(b)	Wastech shall deliver an amendment to the operating agreement for the Subsidiary (the “OA Amendment”) substituting Royal for Wastech as the sole member thereof; and

(c)	Wastech shall deliver to Royal all the books and records of Blaze Minerals, LLC, including but not limited to (i) the original deeds to the Mineral Rights; (ii) the Reserve Reports; (iii) the Lease with CONSOL; and (iv) all other relevant information and mapping data concerning the Mineral Rights.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WASTECH

Wastech represents and warrants to Royal as follows (it being acknowledged that Royal is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of Royal hereunder):

3.1 Ownership of Subsidiary Units. Wastech is the lawful owner of the Subsidiary Units to be transferred to Royal free and clear of all preemptive or similar rights, Liens, and the delivery to Royal of the Subsidiary Units pursuant to the provisions of this Agreement will transfer to Royal valid title thereto, free and clear of all Liens.

3.2 Organization, Standing and Power. The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. For purposes of this Agreement, the term “Wastech Material Adverse Effect” means any Material Adverse Effect with respect to Wastech or the Subsidiary, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of Wastech or the Subsidiary to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Wastech’s ability to perform its obligations hereunder.

3.3 Authority to Execute and Perform Agreement; No Breach. Wastech has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Subsidiary Units and to perform fully the respective obligations hereunder. This Agreement has been duly executed and delivered by Wastech and, assuming due execution and delivery by, and enforceability against, Royal, constitutes the valid and binding obligation of Wastech enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any Governmental Entity, and no approval or consent of, or filing, with any other Person is required to be obtained by Wastech or in connection with the execution and delivery by Wastech of this Agreement and consummation and performance by them of the transactions contemplated hereby.

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The execution, delivery and performance of this Agreement by Wastech and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Wastech will not:

(a)	violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which Wastech or the Subsidiary is a party;

(b)	violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which Wastech or the Subsidiary or the securities, assets, properties or business of Wastech or the Subsidiary is bound; or

(c)	violate any statute, law or regulation to which Wastech or the Subsidiary is subject.

3.4 Securities Matters. Wastech hereby represents, warrants and covenants to Royal as follows:

(a)	Wastech has been advised that the Royal Stock has not been registered under the Securities Act, or any state securities act in reliance on exemptions therefrom.

(b)	Wastech agrees that the certificate or certificates representing the Royal Stock will be inscribed with substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of counsel acceptable to the issuer of the securities represented by this certificate that registration is not required under said Act.”

(c)	Wastech acknowledges that an investment in Royal is subject to a high degree of risk and that, even though Royal’s common stock is quoted on the OTC Markets, there exists a limited established trading market for the Royal Stock.

3.5 Capital Structure. As of the Effective Date, Wastech is the sole owner of the Subsidiary Units, which constitute all of the issued and outstanding membership interests of Wastech. All such Subsidiary Units have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness of the Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Wastech may vote are issued or outstanding. The Subsidiary does not have and, at or after Closing will not have, any outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments which either (a) obligates Subsidiary to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any membership units of the Subsidiary, or (b) restricts the voting, disposition or transfer of the membership units of the Subsidiary. There are no outstanding appreciation rights or similar derivative securities or rights of the Subsidiary.

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3.6 Subsidiaries. The Subsidiary does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

3.7 Intellectual Property. The Subsidiary does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Wastech has no Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any other Person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

3.8 Books and Records. The books of account and other financial records of the Subsidiary, all of which have been made available to Royal, are complete and correct and represent actual, bona fide transactions.

3.9 No Employees or Benefit Plans. The Subsidiary has no (a) no employees, (b) non-qualified deferred or incentive compensation or retirement plans or arrangements, (c) qualified retirement plans or arrangements, (d) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (e) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Subsidiary.

3.10 Compliance with Applicable Laws. The Subsidiary has and after giving effect to the transactions contemplated hereby will have in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the Knowledge of Wastech there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Wastech Material Adverse Effect. To Wastech’s Knowledge, the Subsidiary is in compliance with, and has no liability or obligation under, any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws (as hereinafter defined), except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would not have a Wastech Material Adverse Effect.

3.11 Insurance. The Subsidiary does not require and has no insurance policies in effect.

3.12 Litigation, etc. As of the Effective Date, (a) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the Knowledge of Wastech, threatened against the Subsidiary (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (b) the Subsidiary is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (a) and (b), (i) could reasonably be expected to have, individually or in the aggregate, a Wastech Material Adverse Effect or (ii) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act. As of the Closing, there are no suits, actions, claims or proceedings pending or, to Wastech’s Knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

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3.13 Environmental Matters. As of the Effective Date, the Subsidiary has not received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Wastech has no Knowledge (a) of any Hazardous Substances (as hereinafter defined) present on, under or about any Subsidiary asset, and to Wastech’s Knowledge no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any Subsidiary asset, (b) that any Subsidiary assets violates, or has at any time violated, any Hazardous Substance Laws, and (c) that there is a condition on any asset for which the Subsidiary has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws. For purposes hereof, “Hazardous Substances” means, without limitation (i) those substances included within definitions of any one or more of the terms “Hazardous Substance,” and “Hazardous Waste,” “Toxic Substance” and “Hazardous Material” in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 90,601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, “Hazardous Substances Laws”); (ii) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (iii) any materials, wastes or substances that can be defined as (v) petroleum products or wastes; (w) asbestos; (x) polychlorinated biphenyl; (y) flammable or explosive; or (z) radioactive.

3.14 Assets of Subsidiary. The only assets of the Subsidiary consist of the Mineral Rights, and any rights to royalties under any wells drilled on the Mineral Rights by CONSOL, provided that any representation or warranty as to title to the Mineral Rights is limited to the following representations: a) deeds have been recorded conveying the Mineral Rights from H3, LLC to Wastech of West Virginia, LLC in 2006; b) deeds have been recorded conveying the Mineral Rights from Wastech of West Virginia, LLC to the Subsidiary in 2013, and c) the Subsidiary is the owner of record of each of the Mineral Rights according to the ad valorem tax records of the county in which the Mineral Rights are situated. Otherwise, the Subsidiary’s title to the Mineral Rights is subject to all claims of third parties, including any claims of any parties in possession of the surface rights, any unrecorded claims for taxes, materialmen’s liens, and the like, and any claims that would be revealed by a search of the real estate records in the jurisdiction where the Mineral Rights are located.

3.15 Liabilities of Subsidiary. The Subsidiary does not have any liabilities other than ad valorem real estate taxes assessed against the Mineral Rights.

3.16 Disclosure. The representations and warranties and statements of fact made by Wastech in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROYAL

Royal hereby represents and warrants to Wastech as follows (it being acknowledged that Wastech is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Royal, constitutes a condition precedent to the obligations of Wastech hereunder):

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4.1 Organization, Standing and Power. Royal is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Royal is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Royal Material Adverse Effect. For purposes of this Agreement, the term “Royal Material Adverse Effect” means any Material Adverse Effect with respect to Royal, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of Royal to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Royal’s ability to perform its obligations hereunder. Royal has made available to Wastech complete and correct copies of its charter documents and bylaws.

4.2 Capital Structure. As of the Effective Date, the authorized capital stock of Royal consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 8,664,609 shares of common stock and 100,000 shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of Royal will have been duly authorized and validly issued, and will be fully paid and nonassessable and not subject to preemptive or similar rights.

4.3 Authority: Noncontravention. Royal has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Royal and the consummation by Royal of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Royal. This Agreement has been duly executed and delivered by Royal and, assuming this Agreement constitutes the valid and binding agreement of Wastech, constitutes a valid and binding obligation of Royal, enforceable against Royal in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof, will not, (x) conflict with any of the provisions of the charter documents or bylaws of Royal, (y) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any Person under, any indenture or other agreement, Permit, concession, ground lease or similar instrument or undertaking to which Royal is a party or by which Royal or any of its assets are bound or affected, result in the creation or imposition of a Lien against any material asset of Royal, which, singly or in the aggregate, would have a Royal Material Adverse Effect, or (z) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on Royal currently in effect, which in the case of clauses (y) and (z) above, singly or in the aggregate, would have a Royal Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any third party which has not been received or made is required by or with respect to Royal in connection with the execution and delivery of this Agreement by Royal or the consummation by Royal of the transactions contemplated hereby, except for consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Royal Material Adverse Effect.

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ARTICLE V
INDEMNIFICATION

5.1 Indemnification of Wastech.

(a)	Royal shall, from and after the Closing, indemnify, defend and hold harmless Wastech, and Wastech’s officers, directors, Affiliates or agents, and any other Person acting on its behalf (the “Wastech Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the “Wastech Indemnified Liabilities”) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the fullest extent permitted under the laws of the State of Delaware.

(b)	The Wastech Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. Wastech and Royal agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Wastech Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than one year from the Closing; provided, however, that all rights to indemnification in respect of any Wastech Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Wastech Indemnified Liabilities.

(c)	The provisions of this Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each Wastech Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Royal and Wastech.

5.2 Indemnification of Royal.

(a)	Wastech shall, from and after the Closing, indemnify, defend and hold harmless Royal and Royal’s officers, directors, Affiliates or agents, and any other Person acting on its behalf (the “Royal Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the “Royal Indemnified Liabilities”) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the fullest extent permitted under the laws of the State of Delaware.

(b)	The Royal Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. Wastech and Royal agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Royal Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than one year from the Closing; provided, however, that all rights to indemnification in respect of any Royal Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Royal Indemnified Liabilities.

(c)	The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each Royal Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Royal and Wastech.

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ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or written waiver of the following conditions:

(a)	No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

(b)	Governmental and Regulatory Consents. All material filings required to be made prior to the Closing with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Wastech and Royal will have been made or obtained (as the case may be).

6.2 Conditions to Obligations of Wastech. The obligations of Wastech to effect the Exchange are further subject to the satisfaction or written waiver on or prior to the Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Royal set forth in Article IV that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Royal set forth in Article IV that are not so qualified shall be true and correct in all material respects, in each case as of the Closing, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and Wastech shall have received a certificate signed on behalf of Royal by the chief executive officer of Royal to the effect set forth in this paragraph.

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(b)	Performance of Obligations of Royal. Royal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

6.3 Conditions to Obligations of Royal. The obligation of Royal to effect the Exchange is further subject to the satisfaction or written waiver on or prior to Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Wastech set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Wastech set forth in Article III set forth in Article III that are not so qualified shall be true and correct in all material respects, in each case as of the Closing. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and Royal shall have received a certificate signed on behalf of Wastech by the president of Wastech to the effect set forth in this paragraph.

(b)	Performance of Obligations of Wastech. Wastech shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

ARTICLE VII
GENERAL PROVISIONS

7.1 Survival of Representations and Warranties. Except as otherwise contemplated herein, the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of one year.

7.2 Fees and Expenses. Each party agrees to pay for its own expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

7.3 Definitions. For purposes of this Agreement, and except as otherwise defined in this Agreement:

(a)	“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)	“Governmental Entity” means any domestic or foreign governmental agency or regulatory authority;

(c)	“Knowledge” means actual knowledge. In order for an individual to have Knowledge of a fact or matter, the individual must be actually aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or matter.

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(d)	“Liens” means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

(e)	“Material Adverse Effect” with respect to any Person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its subsidiaries taken as a whole;

(f)	“Permits” means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits an rights; and

(g)	“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(h)	“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

(i)	“Securities Act” means the Securities Act of 1933, as amended.

7.4 Usage. In this Agreement, unless a clear contrary intention appears:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)	reference to any gender includes each other gender or, in the case of an entity, the neuter;

(d)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, exhibits and schedules;

(e)	reference to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated

(f)	reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

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(g)	the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)	“hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(i)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(j)	“or” is used in the inclusive sense of “and/or;” and

(k)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

7.5 Counterparts. This Agreement may be executed in two or more counterparts.

7.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies.

7.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF SOUTH CAROLINA REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

7.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Idaho, this being in addition to any other remedy to which they are entitled at law or in equity.

7.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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IN WITNESS WHEREOF, Royal and Wastech have executed this Agreement to be effective as of the Effective Date.

ROYAL ENERGY RESOURCES, INC.

By:
William L. Tuorto, CEO

WASTECH, INC.

By:
Douglas Holsted, President

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